EXHIBIT 2.1

[CONFIDENTIAL TREATMENT REQUESTED. CONFIDENTIAL PORTIONS

OF THIS DOCUMENT HAVE BEEN REDACTED AND HAVE BEEN

SEPARATELY FILED WITH THE COMMISSION]

HP/RIVERSTONE CONFIDENTIAL

ACQUISITION AND LICENSE AGREEMENT

BY AND BETWEEN

HEWLETT-PACKARD COMPANY

And

RIVERSTONE NETWORKS, INC.

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ACQUISITION AND LICENSE AGREEMENT

THIS ACQUISITION AND LICENSE AGREEMENT (this “Agreement”) is made and entered into as of June 7, 2004 by and between Hewlett-Packard Company, a Delaware corporation (“Buyer”), and Riverstone Networks, Inc., a Delaware corporation (collectively with its subsidiaries, “Seller”). Certain capitalized terms used herein shall have the meanings given to them in Article 1.

RECITALS

A. Seller has engaged in the design and development of the XGS 90xx Products (as defined in Section 1.1(ccc)).

B. Buyer desires to purchase from Seller and Seller desires to sell to Buyer, assets related to the XGS 90xx Products, and Buyer desires to license from Seller and Seller desires to license to Buyer certain intellectual property related to the XGS 90xx Products, all in consideration of the Purchase Price and on the terms and conditions set forth herein (the “Transaction”).

C. In connection with the Transaction, Buyer on the one hand, and Seller on the other hand, desire to make certain representations, warranties, covenants and other agreements.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and mutual promises herein made, and in consideration of the representations, warranties, covenants, conditions and other agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS AND CONSTRUCTION

1.1 Definitions. The following capitalized terms shall have the meanings set forth below:

(a) “Acquired Assets” shall have the meaning set forth in Section 2.1.

(b) “Additional Technical Personnel” shall mean technical personnel in addition to the Core Team who are jointly identified by the parties and recruited by Buyer for employment or contracting engagements relating to the continued development and support of the XGS 90xx Products following the Closing in accordance with the terms of the Recruitment Agreement.

(c) “Agreement” shall have the meaning set forth in the preamble.

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(d) “Basket Amount” shall have the meaning set forth in Section 8.4.

(e) “Buyer” shall have the meaning set forth in the preamble.

(f) “Buyer Indemnified Parties” shall mean Buyer and its officers, directors, employees and affiliates (as such term is defined in Rule 405 of the Securities Act of 1933, as amended) and, with respect to Seller’s indemnification obligations under Section 8.2(b), shall also include any subcontractor or customer of Buyer or any of its affiliates (as such term is defined in Rule 405 of the Securities Act of 1933, as amended).

(g) “Carrier Market” shall mean *** or *** of the *** or *** for the principal purpose of *** or *** or *** to ***. By way of clarification, a *** or *** is considered *** to the extent that such *** or *** the ***.

(h) “Claimed Amount” shall have the meaning set forth in Section 8.5.

(i) “Claim Notice” shall have the meaning set forth in Section 8.5.

(j) “Closing” shall have the meaning set forth in Section 3.1.

(k) “Closing Date” shall mean the date on which the Closing occurs.

(l) “Confidential Information” shall mean (i) any information disclosed by a party, including present employees, third party contractors or agents of that party (the “Disclosing Party”), to the other party (the “Receiving Party”) and which such Disclosing Party has marked as confidential or if disclosed verbally or visually, has indicated prior to or concurrent with such disclosure that such information is confidential, and thereafter within 30 days after such verbal or visual disclosure summarizes the contents of such disclosure in a written instrument and delivers such summary to the Receiving Party and (ii) any Software source code, whether or not marked confidential; provided that Confidential Information shall exclude information that the Receiving Party can demonstrate: (i) was independently developed by the Receiving Party without any use of or reference to the Disclosing Party’s confidential information; (ii) becomes known to the Receiving Party, without restriction, from a source (other than the Disclosing Party) that, to the knowledge of the Receiving Party, had a right to disclose it without breach of this Agreement or any other contractual obligation; (iii) was in the public domain at the time it was disclosed or enters the public domain through no act or omission of the Receiving Party; or (iv) was rightfully known to the Receiving Party, without restriction, at the time of disclosure; and provided further that after the Closing, confidential information that has been disclosed by Seller relating to the Acquired Assets shall be deemed the confidential information of Buyer for purposes of this Agreement.

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(m) “Conflict” shall have the meaning setting forth in Section 4.3.

(n) “Contract” shall mean any agreement, contract, lease, indenture, instrument, guarantee or other similar agreement.

(o) “Copyrights” shall mean all copyrights, copyright registrations and applications therefor and all other rights corresponding thereto throughout the world.

(p) “Core Team” shall mean those engineers listed on Schedule 1.1(p) hereto, each of whom has been identified by Seller to Buyer pursuant to the Recruitment Agreement and has accepted an offer of “at-will employment” or contractor engagement with Buyer prior to the date hereof (such offers being conditioned upon the Closing).

(q) “Disclosing Party” shall have the meaning set forth in Section 1.1(l).

(r) “Disclosure Schedule” shall mean the schedule of exceptions to the representations and warranties and the listing of information required under or made by Seller in Article 4, which schedule is delivered by Seller to Buyer on the date of this Agreement as an inducement to Buyer to enter into this Agreement, and which is attached hereto as Exhibit A.

(s) “Enterprise Market” shall mean *** or *** of the *** or the *** for the *** or *** or ***. By way of clarification, a *** is considered *** to the extent that it ***.

(t) “Excluded Assets” shall have the meaning set forth in Section 2.2.

(u) “Excluded Features” shall mean the Multi Protocol Label Switching (MPLS), Intermediate System to Intermediate System (IS-IS), stackable Virtual Local Area Network (VLAN) and Border Gateway Protocol (BGP) features of the Licensed Technology as incorporated in the Licensed Technology as of the Closing Date.

(v) “Excluded Liabilities” shall have the meaning set forth in Section 2.3.

(w) “General Assignment and Bill of Sale” shall mean that certain agreement executed by Seller (including, to the extent necessary, any subsidiaries of Seller) and delivered to Buyer at the Closing, the form of which is attached hereto as Exhibit B.

(x) “Governmental Authorization” shall mean each consent, license, permit, grant or other authorization issued to Seller by a Governmental Entity pursuant to which Seller currently operates or holds any interest in the Acquired Assets.

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(y) “Governmental Entity” shall mean any court, administrative agency or commission or other federal, state, provincial, municipal, county, local or other domestic or foreign governmental authority, instrumentality, agency or commission.

(z) “Indebtedness” shall mean (i) any indebtedness, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or other similar instruments or letters of credit (or reimbursement agreements in respect thereof) or banker’s acceptances, (ii) capital lease obligations, (iii) any balance deferred and unpaid for the purchase price of any property, (iv) all indebtedness of others secured by a lien on any asset, (v) outstanding checks that will be funded by borrowed money, whether current or long-term, secured or unsecured, and (vi) to the extent not otherwise included in the immediately preceding clauses, any guaranty of any indebtedness of any other Person.

(aa) “Indemnified Party” shall have the meaning set forth in Section 4.5.

(bb) “Indemnifying Party” shall have the meaning set forth in Section 4.5.

(cc) “Intellectual Property Rights” shall mean any or all of the following and all statutory and/or common law rights throughout the world in, arising out of, or associated therewith: (i) all Patents; (ii) all inventions (whether patentable or not), invention disclosures and improvements, all trade secrets, proprietary information, know how and technology; (iii) all works of authorship, Copyrights, mask works, copyright and mask work registrations and applications; (iv) all industrial designs and any registrations and applications therefor; (v) all Trademarks; (vi) all databases and data collections (including knowledge databases, customer lists and customer databases); (vii) all rights in Software; (viii) rights to Uniform Resource Locators, Web site addresses and domain names; (ix) any similar, corresponding or equivalent rights to any of the foregoing; and (x) all goodwill associated with any of the foregoing.

(dd) “Latent Liability” shall mean any Liability arising out of violations of law or breach of Contract or breach of duty existing (and to the extent continuing after), or other facts or circumstances, actions taken or products delivered or services rendered, prior to the Closing.

(ee) “Liability” shall mean any and all debts, liabilities and obligations, whether accrued, unaccrued, fixed, absolute, contingent, matured, unmatured, determined, determinable, including those arising under any law, claim, action, suit, arbitration, inquiry, proceeding or investigation by any Governmental Entity and those arising under any Contract or undertaking.

(ff) “Licensed Intellectual Property” shall mean (i) all Intellectual Property Rights owned or licensable by Seller that are embodied by, or which would be infringed by the making, having made by a third party, using, offering for sale, selling, importing, copying, modifying, distributing or other exploitation of, the Licensed Technology, and (ii) all Patents and inventions owned or licensable by Seller that relate to the Transferred Technology.

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(gg) “Licensed Technology” shall mean all Technology identified in Schedule 1.1(gg), including without limitation Seller’s operating system Software, test Software and tools, including those versions used in conjunction with the XGS 90xx Products, and all updates, modifications, and derivative works thereof made by or on behalf of the Seller.

(hh) “Liens” shall mean any mortgage, lien, pledge, charge, security interest or encumbrance of any kind whatsoever in respect of any asset, other than liens for Taxes not yet due and payable.

(ii) “Loss” shall mean any claim, loss, Liability, damage, deficiency, cost or expense, including reasonable attorneys’ fees and expense of investigation and defense.

(jj) “Patents” shall mean patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof in the United States or any other jurisdiction; provided, however, that (i) for the purposes of the representations and warranties of Seller in Article 4, “Patents” shall mean only United States patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof, and (ii) for the purposes of the intellectual property indemnification obligations of Seller in Section 8.2(b) and of Buyer in Section 8.3, “Patents” shall mean patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof only of those countries that are signatories to the International Convention for the Protection of Industrial Property.

(kk) “Person” shall mean an individual, a partnership, a limited liability company, a corporation, an association, a joint stock corporation, a trust, a joint venture, an unincorporated organization, or a Governmental Entity.

(ll) “PTO” shall mean the United States Patent and Trademark Office, or any successor thereto.

(mm) “Purchase Price” shall mean the consideration to be delivered by Buyer to Seller in connection with the Acquisition, which shall consist of cash in the amount of $28,000,000, as such amount may be adjusted pursuant to the terms of this Agreement.

(nn) “Receiving Party” shall have the meaning set forth in Section 1.1(l).

(oo) “Recruitment Agreement” shall mean the letter agreement dated as of April 26, 2004 between Seller and Buyer relating to the identification and solicitation of the Core Team and the Development Team.

(pp)“Response” shall have the meaning set forth in Section 8.5.

(qq) “Seller” shall have the meaning set forth in the preamble.

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(rr) “Seller Indemnified Parties” shall mean Seller and its officers, directors, employees and affiliates (as such term is defined in Rule 405 of the Securities Act of 1933, as amended).

(ss) “Software” shall mean any and all computer software and code, including assemblers, applets, compilers, source code, object code, data (including image and sound data), design tools and user interfaces, in any form or format, however fixed including source code listings and documentation.

(tt) “Tax” and “Taxes” shall mean any and all federal, state, provincial, municipal, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes as well as public imposts, fees and social security charges (including health, unemployment and pension insurance), together with all interest, penalties and additions imposed with respect to such amounts and any obligation under any agreement or arrangement with any other Person with respect to such amounts and including any liability for taxes of a predecessor entity.

(uu) “Technical Information” means manufacturing information and Technology reasonably necessary to support and manufacture the XGS 90xx Products, including, but not limited to: (i) specifications, schematics, designs, drawings or other materials pertinent to the most current revision level of manufacturing of the XGS 90xx Products; (ii) copies of all inspection, manufacturing, test and quality control procedures and any other work processes; (iii) jig, fixture and tooling designs; (iv) supplier history files; and (v) support documentation.

(vv) “Technology” shall mean, with respect to the XGS 90xx Products, technology, inventions (whether or not patentable), discoveries, works of authorship, mask works, processes, information, data, designs, ideas, concepts, methods, techniques, trade secrets, methods, plans, Software (including all source code and object code), firmware, protocols, documentation, circuit board layouts, printed circuit boards, program cards, logic information, simulations, designs, specifications, communications protocols, test procedures, know-how, show-how, techniques, trade secrets, algorithms, routines, files, databases, works of authorship, processes and other scientific or technical information or materials, in whatever form, and all improvements, modifications, upgrades, enhancements thereto and derivatives thereof, and all Intellectual Property Rights therein.

(ww) “Trademarks” shall mean any common law or registered tradename, trademark or service mark; any intent-to-use applications for a trademark or service mark; or any other registration or application related to trademarks or service marks.

(xx) “Transaction” shall have the meaning set forth in the recitals.

(yy) “Transferred Intellectual Property” shall mean all Intellectual Property Rights owned or transferable by the Seller as of the Closing Date (other than the Licensed Intellectual

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Property and Excluded Assets): (i) embodied by, or which would be infringed by the making, having made by a third party, using, offering for sale, selling, importing, copying, modifying, distributing or other exploitation of, the XGS 90xx Products or the Transferred Technology; or (ii) primarily related to, or necessary for, the development, manufacturing, marketing or support of the XGS 90xx Products.

(zz) “Transferred Technology” shall mean all Technology listed on Schedule 1.1(zz).

(aaa) “Transfer Taxes” shall mean all sales, use, value-added, gross receipts, excise, registration, stamp, duty, transfer and other similar taxes and governmental fees.

(bbb) “XGS 90xx Development Team” shall mean the Core Team and the Additional Technical Personnel.

(ccc) “XGS 90xx Products” shall mean the 10 gigabit Ethernet switches and associated components developed by Seller under the product names XGS-9008 and XGS-9016 and comprised of the Acquired Assets and the Licensed Technology .

(ddd) “XGS 90xx Product Inventory” shall mean all of the Seller’s inventory of XGS 90xx Product work in progress and raw materials as of the Closing Date.

(eee) “XGS 90xx-Related Intellectual Property” shall mean the Transferred Intellectual Property and the Licensed Intellectual Property.

(fff) “XGS 90xx Software” shall mean any and all Software developed for, ported to or used on the XGS 90xx Products, including source code, object code, data, design tools and user interfaces, in any form or format, however fixed including source code listings and documentation.

1.2 Interpretation and Construction.

(a) All references in this Agreement to “Articles,” “Annexes,” “Sections,” “Schedules” and “Exhibits” refer to the articles, sections, schedules and exhibits of this Agreement, unless otherwise indicated.

(b) As used in this Agreement, neutral pronouns and any variations thereof shall be deemed to include the feminine and masculine and all terms used in the singular shall be deemed to include the plural, and vice versa, as the context may require.

(c) The words “hereof,” “herein” and “hereunder” and other words of similar import refer to this Agreement as a whole, as the same may from time to time be amended or supplemented, and not to any subdivision contained in this Agreement.

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(d) The word “including” when used herein is not intended to be exclusive and means “including, without limitation.”

(e) The parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

ARTICLE 2

ASSETS AND LIABILITIES

2.1 Acquired Assets. Subject to the terms and conditions set forth in this Agreement, Seller hereby sells, conveys, transfers and assigns to Buyer, and Buyer hereby purchases from Seller, all of Seller’s rights, title and interest in and to the assets of Seller as of the Closing (other than the Excluded Assets) that are necessary to develop, manufacture, market and support the XGS 90xx Products, free and clear of any and all Liens (collectively, the “Acquired Assets”), including the following assets:

(a) The Transferred Intellectual Property;

(b) The Transferred Technology;

(c) Seller’s inventory of XGS 90xx Product prototypes;

(d) All regulatory licenses, permits and other authorizations related to the XGS 90xx Products or the Acquired Assets, and all pending applications thereof or renewals thereof to the extent reasonably necessary for Buyer to develop, manufacture, market and support the XGS 90xx Products after the Closing Date;

(e) All hardware designs and supporting documentation for the XGS 90xx Products;

(f) All brochures, user manuals, graphics and art work (in each case, in paper and electronic format) and UPC codes relating to the XGS 90xx Products;

(g) All of the goodwill associated with the XGS 90xx Products;

(h) All Technical Information;

(i) All Intellectual Property Rights resulting from Seller’s support and training services provided under Section 7.14 other than with respect to support and training services for the Licensed Technology; and

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(j) All rights to recover past, present and future damages for the breach, infringement or misappropriation, as the case may be, of any of the foregoing.

2.2 Excluded Assets. Notwithstanding anything in Section 2.1 to the contrary, the following assets of the Seller related to the XGS 90xx Products shall not be deemed to be an Acquired Asset and are hereby excluded from the assets delivered by Seller to Buyer:

(a) Those tangible and intangible assets, including, without limitation, Intellectual Property Rights, of Seller designed, developed and utilized exclusively in Seller’s products other than the XGS 90xx Products;

(b) All cash and cash equivalents of Seller;

(c) Any claim, cause of action, right of recovery of any kind, to the extent primarily related to any Excluded Liability;

(d) All Licensed Intellectual Property (which shall be licensed to Buyer pursuant to the terms of this Agreement);

(e) All Licensed Technology (which shall be licensed to Buyer pursuant to the terms of this Agreement);

(f) Intercompany indebtedness of Seller;

(g) Any refundable Taxes previously paid by Seller and any claim or right of Seller to any refund of Taxes;

(h) All contracts of insurance, insurance policies (including D&O policies), insurance plans, insurance refunds, the interest of Seller in any insurance policies, including, without limitation, any cash surrender value thereof, all assets of the foregoing and all rights and claims under or in respect of the foregoing;

(i) Original Tax records and books and records pertaining thereto, minute books, corporate seals, taxpayer and other identification numbers and other documents relating to the organization, maintenance and existence of Seller as a Person;

(j) All shares of capital stock of Seller;

(k) All Contracts of Seller related to the XGS 90xx Products;

(l) The XGS 90xx Product Inventory (unless Buyer elects to purchase such XGS 90xx Product Inventory pursuant to Section 7.15);

(m) All accounts receivable of Seller as of the Closing Date;

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(n) All export control licenses held by Seller except to the extent they relate to the Acquired Assets; and

(o) Seller’s rights under this Agreement and the transactions contemplated hereby.

2.3 Excluded Liabilities. Buyer shall not assume by virtue of this Agreement, and shall have no liability or obligation for, any Liability of Seller (collectively, the “Excluded Liabilities”), including without limitation:

(a) Any Indebtedness;

(b) Any Latent Liability;

(c) Any Liability which is past-due as of the Closing;

(d) Any Liability relating to, arising out of or resulting from any employment related matter, including under any agreement of Seller with any employee or former employee or under any employee benefit plan of the Seller or any obligation of Seller to pay bonuses or other consideration to current or former employees;

(e) Any Liability arising from or related to the Excluded Assets;

(f) Any Liability relating to a warranty claim or product liability claim relating to (i) XGS 90xx Products manufactured or sold by the Seller prior to the Closing Date or (ii) the business or operations of Seller or the development, manufacturing, marketing or support of the XGS 90xx Products prior to the Closing Date; and

(g) Any Liability of Seller in respect of Taxes relating to the business or operations of Seller, the development, manufacturing, marketing or support of the XGS 90xx Products or the ownership of the Acquired Assets prior to the Closing.

ARTICLE 3

CLOSING AND PURCHASE PRICE

3.1 Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Buyer, 3000 Hanover Street, Palo Alto, California commencing no later than 1:00 p.m., Pacific Time, on June 7, 2004, or such other date or location as the parties may mutually determine.

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3.2 Purchase Price. At the Closing, Buyer will, by transfer of immediately available funds to a bank account designated in writing by Seller (together with complete and accurate wire transfer instructions), deliver the Purchase Price to Seller (less any applicable withholding taxes) .

3.3 Closing Date Deliveries of Seller. At the Closing, Seller shall deliver, or cause to be delivered, to Buyer:

(a) The Acquired Assets, provided that (i) with respect to all Software included in the Acquired Assets, such delivery to be made by electronic means; and (ii) with respect to all Transferred Technology, hardware designs and supporting documentation for the XGS 90xx Products, all brochures, user manuals, graphics and art work, Seller shall use its best efforts to identify all such items within its possession or control and shall deliver such items to Buyer at the Closing, such delivery to be made by electronic means to the extent reasonably practicable.

(b) The duly executed General Assignment and Bill of Sale, which shall be in full force and effect;

(c) Copies of each item of Licensed Technology that is to be licensed to Buyer pursuant to Article 6. With respect to all Software included in such Licensed Technology that is to be licensed to Buyer pursuant to Article 6: (i) Seller shall deliver the copy of the source code and the object code form of such Software, and (ii) such delivery must be made by electronic means;

(d) A mutually acceptable representation letter regarding Seller’s financial condition as of the Closing Date; and

(e) Such other duly executed, good and sufficient instruments of sale, conveyance, assignment or transfer, in form and substance reasonably acceptable to Buyer’s and Seller’s counsel, so as to vest in Buyer good and valid title in and to the Acquired Assets.

3.4 Closing Date Deliveries of Buyer. At the Closing, Buyer shall deliver, or cause to be delivered, to Seller the following:

(a) The Purchase Price; and

(b) The duly executed General Assignment and Bill of Sale, which shall be in full force and effect.

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ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth or identified in the Disclosure Schedule, Seller hereby represents and warrants to Buyer as follows. The Disclosure Schedule shall be arranged in sections corresponding to the sections contained in this Article 4, and the disclosures in any section of the Disclosure Schedule shall qualify only (a) the corresponding section of this Article 4 and (b) other sections of this Article 4 to the extent it is clear (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure is applicable to such other sections.

4.1 Organization of Seller. Seller (including each of its subsidiaries) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. Seller (including, as appropriate, each of its subsidiaries) has the corporate power to own the Acquired Assets and to own or use the Licensed Intellectual Property and the Licensed Technology. Seller is duly qualified or licensed to do business and is in good standing as a foreign corporation (if applicable) in each jurisdiction in which it owns the Acquired Assets or owns or has the right to use the Licensed Intellectual Property and Licensed Technology.

4.2 Authority.

(a) Seller has all requisite corporate power and authority to enter into this Agreement and the General Assignment and Bill of Sale and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the General Assignment and Bill of Sale and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Seller, and no further action is required on the part of Seller, any of its subsidiaries or any of their respective stockholders to authorize this Agreement or the General Assignment and Bill of Sale and the transactions contemplated hereby or thereby. This Agreement and the General Assignment and Bill of Sale have been duly executed and delivered by Seller and, assuming the due authorization, execution and delivery by Buyer, constitutes the valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.

(b) The board of directors of Seller has unanimously (i) approved (in accordance with the Seller’s certificate of incorporation, bylaws and the laws of the State of Delaware) this Agreement, the General Assignment and Bill of Sale and the consummation of the transactions contemplated by hereby and thereby; and (ii) declared that this Agreement, the General Assignment and Bill of Sale and the transactions contemplated hereby and thereby are advisable and in the best interests of Seller and its stockholders. The approval of the stockholders of Seller or any affiliate of Seller is not required for the consummation of any of the transactions contemplated by this Agreement or the General Assignment and Bill of Sale.

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4.3 No Conflict . The execution and delivery by Seller of this Agreement and the General Assignment and Bill of Sale do not, and the consummation of the transactions contemplated hereby and thereby, will not conflict with or result in any violation of or default under (with or without notice or lapse of time, or both) or give rise to a right of termination, cancellation, modification or acceleration of any obligation, payment of any benefit, or loss of any benefit under (any such event, a “Conflict”) (i) any provision of Seller’s certificate of incorporation or bylaws, (ii) any Contract to which Seller is a party or is subject, or (iii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Seller or its assets.

4.4 Consents. No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity or any third party is required by, or with respect to, Seller in connection with the execution and delivery of this Agreement or the General Assignment and Bill of Sale or the consummation of the transactions contemplated hereby or thereby.

4.5 Financial Matters. Seller has and, as of the Closing will have, sufficient assets to continue to conduct its business and operations and to pay its debts as they come due. The consummation of the transactions contemplated by this Agreement and the General Assignment and Bill of Sale shall not render Seller insolvent, as such term is defined under the Uniform Fraudulent Conveyances Act (as in effect in the State of California) and, to the knowledge of Seller, neither this Agreement, the General Assignment and Bill of Sale nor the consummation of the transactions contemplated hereby and thereby, will otherwise constitute a “fraudulent conveyance,” “fraudulent obligation” or “fraudulent transfer” within the meaning of the Uniform Fraudulent Conveyances Act (as in effect in the State of California).

4.6 Restrictions on Business Activities. Except for the exclusive license and any other restrictions hereunder, there is no agreement (non-competition or otherwise), commitment, judgment, injunction, order or decree to which Seller is a party, related to or otherwise binding on the Acquired Assets, the Licensed Technology or the Licensed Intellectual Property which has or may reasonably be expected to have the effect of prohibiting Buyer from or impairing Buyer’s ability to develop, manufacture, market or support the XGS 90xx Products from and after the Closing. Without limiting the generality of the foregoing, Seller has not entered into any agreement under which Seller is restricted from selling, licensing or otherwise distributing any of the XGS 90xx Products to, or providing services to, customers or potential customers or any class of customers, in any geographic area, during any period of time, or in any segment of the market except for the license restriction set forth in Section 6.2.

4.7 Title to Acquired Assets; Absence of Liens. Seller has good and valid title to all of the Acquired Assets, free and clear of any Liens, including any Liens for Taxes, but excluding such imperfections of title and encumbrances, if any, which do not materially detract from the value or materially interfere with the present use of the property subject thereto or affected thereby.

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4.8 Intellectual Property.

(a) Section 4.8(a) of the Disclosure Schedule lists all the XGS 90xx-Related Intellectual Property and identifies any proceedings or actions before any court, tribunal (including the PTO) or equivalent authority anywhere in the world related to any of the XGS 90xx-Related Intellectual Property, other than proceedings to which Seller is not a party or by which Seller is not bound.

(b) To the best of Seller’s knowledge, each item of XGS 90xx-Related Intellectual Property is valid and subsisting, and all necessary documents and certificates in connection with such XGS 90xx-Related Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of perfecting, prosecuting and maintaining such XGS 90xx-Related Intellectual Property.

(c) There are no cases in which Seller has acquired, other than through a non-exclusive license, any Intellectual Property Right from any Person related to the XGS 90xx Products or the Acquired Assets.

(d) Seller has no knowledge of any facts or circumstances that would render any XGS 90xx-Related Intellectual Property invalid or unenforceable, including any fact or circumstance that would operate as a statutory bar to obtaining a final patent from an application, as those statutory bars are set forth in 35 U.S.C. § 102.

(e) All the Transferred Technology, Transferred Intellectual Property, Licensed Technology and Licensed Intellectual Property are fully transferable, alienable or licensable by Buyer without restriction and without payment of any kind to any third party.

(f) Each item of the XGS 90xx-Related Intellectual Property is free and clear of any Liens, except for non-exclusive licenses granted in the ordinary course of business. Seller exclusively owns all Transferred Technology and Transferred Intellectual Property, and Seller exclusively owns or possesses a valid, transferable license for all Licensed Technology and Licensed Intellectual Property. Section 4.8(f) of the Disclosure Schedule also indicates which portions of the Excluded Features are not exclusively owned by Seller and identifies the relevant owner of such Excluded Features.

(g) Seller has not (i) transferred ownership of, or granted any exclusive license of or right to use, or authorized the retention of any exclusive rights to use or joint ownership of, any XGS 90xx-Related Intellectual Property, to any other Person, or (ii) to any material extent, permitted Seller’s rights in such XGS 90xx-Related Intellectual Property to lapse or enter the public domain.

(h) Except for third-party software set forth in Section 4.8(h) of the Disclosure Schedule, all XGS 90xx-Related Intellectual Property was developed or created solely by either (i) employees of Seller acting within the scope of their employment or (ii) by third parties, including

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contractors or consultants, who have validly and irrevocably assigned any of their rights to the Intellectual Property Rights therein, to Seller, and no such third party has any rights to withhold any XGS 90xx-Related Intellectual Property from Buyer.

(i) Seller has the right to use, transfer, and license (as provided hereunder) pursuant to valid licenses, all software development tools, library functions, compilers and all other third-party Software that are material to the development, manufacturing, marketing, support or operation of the XGS 90xx Products or that are required to create, modify, compile, operate or support any software that is XGS 90xx-Related Intellectual Property or is incorporated into any XGS 90xx Product or Licensed Technology. Without limiting the foregoing, except as set forth in Section 4.8(i) of the Disclosure Schedule, no open source or public library software licensed pursuant to any GNU public license was used in the development or modification of any software that is XGS 90xx-Related Intellectual Property or is incorporated into any XGS 90xx Product or Licensed Technology.

(j) Except with respect to certain open source software, no government funding, facilities of a university, college, other educational institution or research center or funding from third parties was used in the development of any XGS 90xx-Related Intellectual Property. To the knowledge of Seller, no current or former employee, consultant or independent contractor of Seller, who was involved in, or who contributed to, the creation or development of any XGS 90xx-Related Intellectual Property, has performed services for the government, university, college, or other educational institution or research center during a period of time during which such employee, consultant or independent contractor was also performing services for Seller.

(k) The utilization of the Licensed Technology and the Transferred Technology, including the design, development, use, import, branding, advertising, promotion, marketing, manufacture and sale of XGS 90xx Products or Licensed Technology does not and will not when conducted by Buyer following the Closing, infringe or misappropriate any Intellectual Property Right of any Person, violate any right of any Person (including any right to privacy or publicity), or constitute unfair competition or unfair trade practices under the laws of any jurisdiction, and Seller has not received notice from any Person claiming that any such activities or any XGS 90xx Product infringes or misappropriates any Intellectual Property Right of any Person or constitutes unfair competition or trade practices under the laws of any jurisdiction (nor does Seller have knowledge of any basis therefor).

(l) Except as set forth in Section 4.8(l) of the Disclosure Schedule, no XGS 90xx-Related Intellectual Property, Licensed Technology or Acquired Assets is subject to any proceeding or outstanding decree, order, judgment or settlement agreement or stipulation that restricts in any manner the use, transfer or licensing thereof by Seller or may be reasonably expected to adversely affect the validity, use or enforceability of such XGS 90xx-Related Intellectual Property, Licensed Technology or Acquired Assets.

(m) Section 4.8(h) of the Disclosure Schedule lists all Contracts that are “Inbound Licenses” to which Seller is a party with respect to any Licensed Intellectual Property except employee and consultant/contractor invention assignment agreements. All such Contracts are in full

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force and effect. Seller is not in breach of, nor has Seller failed to perform under, any of the foregoing Contracts and, to Seller’s knowledge, as of the date hereof, no other party to any such Contract is in breach thereof or has failed to perform thereunder. The consummation of the transactions contemplated by this Agreement will neither violate nor result in the breach, modification, cancellation, termination or suspension of any such Contract. Section 4.8(h) of the Disclosure Schedule indicates with respect to each Contract listed therein whether there are royalties or fees due or payable by Seller to a third party under such Contract.

(n) To the knowledge of Seller, there are no Contracts between Seller and any other Person with respect to XGS 90xx-Related Intellectual Property under which there is any dispute regarding the scope of such agreement, or performance under such agreement, including with respect to any payments to be made or received by Seller thereunder.

(o) To the knowledge of Seller, as of the Closing Date, no Person is infringing or misappropriating any XGS 90xx-Related Intellectual Property.

(p) Seller has protected its rights in Confidential Information and trade secrets of Seller related to the Acquired Assets and Licensed Technology or provided by any other Person to Seller to the extent reasonable and customary in the industry in which Seller operates. To the extent relevant to the Acquired Assets and Licensed Technology, Seller has and enforces a policy requiring each employee and consultant of Seller to execute a proprietary rights and confidentiality agreement substantially in the form attached to the Disclosure Schedule as Exhibit 4.8(p) thereto and all current and former employees and consultants of Seller who have created or modified any XGS 90xx-Related Intellectual Property have executed such an agreement assigning all of such employees’ and consultants’ rights in and to XGS 90xx-Related Intellectual Property to Seller (and waiving, to the extent permitted by law, applicable moral rights of such employees and consultants). To Seller’s knowledge, no XGS 90xx-Related Intellectual Property, Transferred Technology or Licensed Technology has been the subject of any unauthorized disclosure or has otherwise been disclosed to a third party in the absence of reasonable and customary obligations of confidentiality.

(q) This Agreement will not result in (i) any third party being granted rights or access to, or the placement in or release from escrow, of any XGS 90xx-Related Intellectual Property, Transferred Technology or Licensed Technology (including source code for any Software belonging to Seller), (ii) Buyer granting to any third party any right to or with respect to any Intellectual Property Right owned by, or licensed pursuant to any Contract to which Seller is a party or by which it is bound, (iii) Buyer being bound by, or subject to, any non-compete or other restriction on the operation or scope of its businesses, except as set forth in Section 6.2 hereof, or (iv) Buyer being obligated to pay any royalties or other amounts to any third party pursuant to any Contract to which Seller is a party or by which it is bound.

(r) The Transferred Technology and Licensed Technology (to the extent delivered under this Agreement) together constitute all of the Technology owned by or licensed to Seller as of the Closing that is used in or reasonably necessary for the development, manufacture, distribution use and support of the XGS 90xx Products.

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(s) Section 4.8(s) of the Disclosure Schedule lists all software or other material that is distributed as “free software”, “open source software” or under a similar licensing or distribution model that is incorporated into, combined with, distributed in conjunction with or used to develop the XGS 90xx Products.

(t) All Schedules describing or listing the XGS 90xx Products, services related to the XGS 90xx Products or the Acquired Assets are complete and accurate.

(u) To the best of Seller’s knowledge, except as set forth in Section 4.8(u) of the Disclosure Schedule, Seller has not received any claim from a third party that the XGS 90xx Product or the Acquired Assets infringes any Intellectual Property Rights of a third party.

(v) Seller has provided Buyer with all documentation and notes relating to the testing of each XGS 90xx Product and item of Licensed Technology, and all material information about unresolved bugs and unresolved non-conformities in each XGS 90xx Product and Licensed Technology, located after a diligent search for such materials.

(w) Seller has implemented a reasonable standard of care to ensure that each XGS 90xx Product is free from viruses or other disabling codes.

4.9 No Defaults. Seller is in compliance with and has not materially breached, violated or defaulted under, or received notice that it has breached, violated or defaulted under, any of the terms or conditions of any Contract required to be disclosed under Section 4.8 hereof, nor is Seller aware of any event that would constitute such a breach, violation or default with the lapse of time, giving of notice or both.

4.10 Governmental Authorization. Each consent, license, permit, grant or other authorization (i) pursuant to which Seller currently operates or holds any interest in the Acquired Assets or the Licensed Technology, or (ii) which is required for the development or manufacture of the XGS 90xx Products has been issued or granted to Seller, and is in full force and effect.

4.11 Litigation. There is no action, suit, claim or proceeding of any nature related to the XGS 90xx Products, the Acquired Assets, the Licensed Intellectual Property or the Licensed Technology pending, or to the knowledge of Seller, threatened, against Seller or any of its officers or directors. There is no investigation or other proceeding related to the XGS 90xx Products or the Acquired Assets pending or, to the knowledge of Seller, threatened, against Seller or any of its officers or directors in their respective capacities as such by or before any Governmental Entity. To Seller’s knowledge, no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Transaction is currently in effect, and no proceeding brought by an administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing is currently pending.

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4.12 Condition of Acquired Assets and Licensed Technology. Seller represents and warrants that, as of the Closing Date, Seller has not identified any software bugs or defects in design, material or workmanship with respect to the Acquired Assets and the Licensed Technology except as set forth in Section 4.12 of the Disclosure Schedule. Seller further warrants that all Acquired Assets and Licensed Technology:

(a) except for the third party licenses related to the Licensed Technology and identified in Section 4.8(h) of the Disclosure Schedule, are free and clear of all Liens, restrictions, and other claims against title or ownership; and

(b) except as otherwise disclosed in this Agreement, or Section 4.8(a) of the Disclosure Schedule, do not violate or infringe any third party Intellectual Property Rights, and Seller warrants that it is not aware of any facts upon which such claim could be made.

4.13 Absence of Business Operations. As of the date hereof, no XGS 90xx Product is in use by any third party, and Seller is under no obligation to provide any XGS 90xx Product to any third party. As of August 31, 2003, Seller had ceased all development, manufacturing, marketing and support activities with respect to the XGS 90xx Products, had reacquired all prototypes of the XGS 90xx Products from third parties and had received releases of any warranty, indemnity or other obligations to any such third parties with respect to the XGS 90xx Products.

4.14 Recruitment of Development Team. Seller’s representations and warranties set forth in the Recruitment Agreement are incorporated herein by reference to the same extent as if such representations and warranties were fully set forth in this Section 4.14.

4.15 Compliance with Laws. Seller has complied with, is not in violation of, and has not received any notices of violation with respect to, any foreign, federal, state or local statute, law or regulation related to the XGS 90xx Products or the Acquired Assets.

4.16 Warranties; Indemnities. Seller has not given any warranties or indemnities relating to the XGS 90xx Products or other products or technology sold or services rendered by Seller related to the XGS 90xx Products, the Acquired Assets or the Licensed Technology.

4.17 Complete Copies of Materials. Seller has delivered true and complete copies of each document (or summaries of same) that has been requested by Buyer or its counsel.

4.18 Sufficiency of Assets. The Acquired Assets, the Licensed Technology and the Licensed Intellectual Property constitute all of the tangible and intangible assets owned by or licensed to Seller as of the Closing that were used by Seller for the development, manufacturing, distribution, use or support of the XGS 90xx Products.

4.19 Authority to Direct Subsidiaries. Seller has the authority to direct each subsidiary of Seller to perform its obligations under this Agreement and Ancillary Agreements.

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4.20 Representations Complete. None of the representations or warranties made by Seller (as modified by the Disclosure Schedule) in this Agreement, and none of the statements made in any exhibit, schedule or certificate furnished by Seller pursuant to this Agreement contains, or will contain at the Closing Date, any untrue statement of a material fact, or omits or will omit at the Closing Date to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller as follows:

5.1 Organization. Buyer is a corporation duly organized, validly existing and in good standing under the laws of and in the State of Delaware.

5.2 Authorization. Buyer has all requisite corporate power and authority to enter into this Agreement and the General Assignment and Bill of Sale and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the General Assignment and Bill of Sale and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Buyer, and no further corporate action is required on the part of Buyer or its stockholders to approve, adopt or authorize this Agreement, the General Assignment and Bill of Sale or any of the transactions contemplated hereby or thereby. This Agreement has been duly executed and delivered by Buyer and, assuming the due authorization, execution and delivery by Seller, constitutes the valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief and other equitable remedies.

5.3 Absence of Injunctions. To Buyer’s knowledge, no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Transaction is currently in effect, and no proceeding brought by an administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing is currently pending.

ARTICLE 6

LICENSES

6.1 License to Buyer of Licensed Intellectual Property and Licensed Technology. Subject to the restrictions set forth in Section 6.2, Seller hereby grants Buyer and its worldwide affiliates a non-exclusive, royalty-free, fully-paid, perpetual and irrevocable, transferable, worldwide license,

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including the right to grant and authorize sublicenses (i) under the Licensed Intellectual Property, to make, have made, use, reproduce, sell, offer for sale, import, export, modify, make derivative works, perform, display, transmit, distribute, improve, and utilize in any other way any products or services, and to practice any method or process from and after the Closing, (ii) to the Licensed Technology, to make, have made, use, reproduce, sell, offer for sale, import, export, modify, make derivative works, perform, display, transmit, distribute, improve, and utilize in any other way Licensed Technology from and after the Closing. Buyer shall own any derivative works, modifications upgrades, enhancements and improvements to the Licensed Intellectual Property or Licensed Technology made by, for or on behalf of Buyer, subject to Seller’s underlying rights in the associated Licensed Intellectual Property or Licensed Technology.

6.2 Buyer License Restrictions.

(a) For a period of *** from the Closing Date, Buyer shall refrain from actively selling, offering for sale, advertising or marketing, or actively encouraging third parties to do so on Buyer’s behalf, the Licensed Technology and Licensed Intellectual Property in the Carrier Market.

(b) Buyer shall not activate or modify the Excluded Features of the Licensed Technology and shall not market the Excluded Features with the Licensed Technology. Buyer may modify any portion of the Licensed Technology (other than code identifiable to Data Connection Limited) so long as such modification does not result in activation of the Excluded Features. Buyer is permitted to replace any of said Excluded Features with other Software that is not a derivative work of the Licensed Technology and may market such replaced features with the Licensed Technology.

6.3 Exclusive License. In addition to the rights and license granted herein, Seller hereby grants Buyer and its worldwide affiliates for a period of *** from the Closing Date in the Enterprise Market an exclusive, royalty-free, fully-paid, irrevocable, transferable, worldwide license, including the right to grant and authorize sublicenses (i) under the Licensed Intellectual Property, to make, have made, use, reproduce, sell, offer for sale, import, export, modify, make derivative works, perform, display, transmit, distribute, improve, and utilize in any other way any products or services, and to practice any method or process from and after the Closing, (ii) to the Licensed Technology, to make, have made, use, reproduce, sell, offer for sale, import, export, modify, make derivative works, perform, display, transmit, distribute, improve, and utilize in any other way Licensed Technology from and after the Closing. For a period of *** from the Closing Date, Seller shall refrain from actively selling, offering for sale, advertising or marketing, or actively encouraging third parties to do so on Seller’s behalf, such Licensed Technology and Licensed Intellectual Property in the Enterprise Market. Buyer shall have the right to enforce the exclusive licenses granted under this Section 6.3 without the participation of Seller.

6.4 Cross License to Modifications. Seller hereby grants Buyer and its worldwide affiliates a non-exclusive, royalty-free, fully-paid, perpetual and irrevocable, transferable, worldwide license in claims of Seller’s patents which (1) are in the field of operating systems software for switching and

***	CONFIDENTIAL MATERIAL REDACTED AND SEPARATELY FILED WITH THE COMMISSION.

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routing products; (2) have first effective filing date or priority date between January 1, 2002 and three years after the Closing Date; and (3) directly cover modifications to the Licensed Technology provided to the Buyer. Buyer hereby grants Seller and its worldwide affiliates a non-exclusive, royalty-free, fully-paid, perpetual and, irrevocable, transferable, worldwide license in claims of Buyer’s patents which (1) are in the field of operating systems software for switching and routing products; (2) have first effective filing date or priority date between January 1, 2002 and three years after the Closing Date; and (3) directly cover modifications to the Licensed Technology provided to the Buyer. The foregoing cross license is not a requirement of either party to provide such modifications to the other party.

6.5 License to Seller of Hardware Documentation. Buyer hereby grants Seller a non-exclusive, royalty-free, fully-paid, perpetual, non-transferable, non-sublicensable license to use the documentation of the Transferred Technology only for its internal use at Seller’s facility for the purposes of providing to Buyer the support services specified in Section 7.14 herein and for the development of systems which are under development as of the Closing Date (excluding the XGS 90xx Products) and which are not competitive with Buyer’s products, including the Transferred Technology; provided, however, that Seller shall not use such documentation to develop a product which is substantially similar to the XGS 90xx Products.

6.6 Patent Enforcement. In the event that during the term of the exclusive license set forth in Section 6.3, Buyer at its sole discretion determines that a third party infringes a patent of the Seller covering Licensed Technology, Buyer may give a notice of such an infringement to the Seller. Upon such a notice, Seller shall have 30 days to elect one of the following options: (1) Seller shall assert the patent against the third party at its own expense so as to promptly stop such an infringement; or (2) Seller shall grant sufficient rights to Buyer to assert (including litigating) the patent against the third party. If the second option is selected, (a) Seller shall promptly execute all reasonable documents to transfer sufficient rights to the Buyer; (b) Buyer shall pay the costs of asserting the patent; (c) Seller shall assist Buyer in the patent assertion at Buyer’s expense; and (d) in the event of a monetary recovery resulting from the assertion of the patent rights, Buyer shall pay one half of the amount the recovery that exceeds Buyer’s costs and expenses relating to such assertion.

6.7 Seller Change of Control. In the event that, during the term of the exclusive license set forth in Section 6.3, Seller shall undergo a Change of Control (as defined below), then the license restrictions set forth in Section 6.2(a) and the exclusive license set forth in Section 6.3 shall expire and be of no further force or effect from and after the later of (i) the date of such Change of Control and (ii) the date that is *** after the Closing Date. As used herein, the term “Change of Control” shall mean the direct or indirect (by merger, reorganization, consolidation or otherwise) acquisition by a third party of all or substantially all of the voting stock or assets of Seller.

***	CONFIDENTIAL MATERIAL REDACTED AND SEPARATELY FILED WITH THE COMMISSION.

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ARTICLE 7

COVENANTS AND AGREEMENTS

7.1 Confidential Information.

(a) The Receiving Party shall treat as confidential all of the Disclosing Party’s Confidential Information. Without limiting the foregoing, the Receiving Party shall use at least the same degree of care which it uses to prevent the disclosure or improper or illegal use of its own confidential information of like importance, but in no event with less than reasonable care, to prevent the disclosure or improper or illegal use of the Disclosing Party’s Confidential Information.

(b) Either party shall be entitled to seek equitable relief to protect its interest in any of its Confidential Information, including injunctive relief.

(c) In the event either party is required to disclose the other party’s Confidential Information pursuant to applicable law or regulation, or the order or requirement of a Governmental Entity, the party required to disclose such information shall provide prompt notice thereof to the other party to allow such party the opportunity to obtain a protective order or similar protection.

(d) The Receiving Party may use and disclose any Residuals for any purpose, except that no license to any patent or copyright of the Disclosing Party is granted under this Section. Residuals means disclosed Confidential Information remembered by those individuals in their unaided memory within the scope of the Receiving Party’s obligations under this Agreement who no longer have access to the disclosed Confidential Information. However, Residuals does not include any detailed financial or personnel data.

7.2 Public Disclosure. Seller shall not issue any statement or communication to any third party (other than to its agents) regarding the subject matter of this Agreement or the transactions contemplated hereby without the prior written consent of Buyer, which consent shall not be unreasonably withheld, except that this restriction shall be subject to Seller’s obligations to comply with applicable securities laws. Notwithstanding the foregoing, to the extent that the disclosure of the transactions contemplated hereby to potential members of the XGS 90xx Development Team is reasonable necessary for Seller’s performance of its obligations under the Recruitment Agreement, then such disclosure shall be permitted so long as the recipient is bound by obligations similar to those of Seller to maintain such information in confidence. In the event that Seller is required to file this Agreement with the Securities and Exchange Commission or other Governmental Entity, Seller shall use commercially reasonable efforts to seek confidential treatment for (i) the definitions of Carrier Market and Enterprise Market in Section 1.1 and (ii) all of the time periods in Article 6.

7.3 Reasonable Efforts. After the Closing, each party will use its reasonable efforts to cooperate to execute such applications, specifications, oaths, assignments and other instruments, and take such other reasonable actions, which are necessary to apply for or perfect the other party’s

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interest (i) in the case of Seller, in Seller’s retained Intellectual Property Rights and (ii) in the case of Buyer, in the Acquired Assets and the XGS 90xx-Related Intellectual Property.

7.4 Recruitment Agreement Seller and Buyer agree that the Recruitment Agreement is deemed incorporated into this Agreement by reference, and that the obligations of the parties under the Recruitment Agreement shall constitute obligations under this Agreement. Seller’s obligations under the Recruitment Agreement shall survive for twelve (12) months following the Closing.

7.5 Covenant Not to Solicit or Hire.

(a) Beginning on the Closing Date and ending on the second anniversary of the Closing Date, Seller shall not directly or indirectly solicit, encourage or take any other action which is intended to induce or encourage, or has the effect of inducing of encouraging, any member of the XGS 90xx Development Team to terminate his or her employment with Buyer, or hire any member of the XGS 90xx Development Team; provided, however, that Seller shall not be in breach of this provision if any such member of the XGS 90xx Development Team (i) is involuntarily terminated as an employee of Buyer or any affiliate of Buyer; or (ii) voluntarily and independently approaches and obtains employment with Seller after a date which is at least six (6) months following the date that such employee is no longer employed by Buyer or any affiliate of Buyer.

(b) Beginning on the Closing Date and ending on the first anniversary of the Closing Date, the ProCurve division of Buyer shall not directly or indirectly solicit, encourage or take any other action which is intended to induce or encourage, or has the effect of inducing of encouraging, any employee of Seller engaged in engineering activities related to Seller’s switching and routing product development efforts to terminate his or her employment with Seller, or hire any such employee of Seller; provided, however, that Buyer shall not be in breach of this provision if any such employee of Seller (i) is involuntarily terminated as an employee of Seller; or (ii) voluntarily and independently approaches and obtains employment with Buyer after a date which is at least six (6) months following the date that such employee is no longer employed by Seller.

7.6 Transition. For a period of six (6) months following the Closing, Seller shall use its reasonable efforts to refer all customer inquiries relating to the XGS 90xx Products to Buyer.

7.7 Transfer Taxes. Seller shall be liable for, and shall promptly pay, all Transfer Taxes imposed or levied by reason of, in connection with or attributable to, this Agreement or the transactions contemplated hereby. The parties shall cooperate with each other to the extent reasonably requested and legally permitted to minimize any such Transfer Taxes.

7.8 Allocation of the Purchase Price. Within 90 days after the Closing, Buyer and Seller shall jointly agree, in good faith, on the allocation of the Purchase Price among all of the Acquired Assets and other rights contained in this Agreement in accordance with the provisions of Section 1060 of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder. If an allocation is agreed to by Buyer and Seller, then for all Tax purposes, Buyer and Seller agree to report the transactions contemplated by this Agreement in a manner consistent with

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the terms of this Agreement, including the allocation under this Section 7.8, and that neither of them will take any position inconsistent therewith in any Tax return, in any refund claim, in any litigation or otherwise.

7.9 Claims of Intellectual Property Infringement. Seller will promptly notify Buyer if it becomes aware of any claim, or any facts upon which a claim could be made, that any of the Acquired Assets or Licensed Technology may infringe the Intellectual Property Rights of a third party. Buyer will promptly notify Seller if it becomes aware of any claim, or any facts upon which a claim could be made, that any of the Licensed Technology may infringe the Intellectual Property Rights of a third party.

7.10 Obligations of Seller Subsidiaries. Seller shall cause and direct each of its subsidiaries to perform the obligations of such subsidiary under this Agreement and the General Assignment and Bill of Sale and to take all such actions as are necessary to effect the transactions contemplated hereby and thereby.

7.11 Additional Documents, Further Assurances and Cooperation; Power of Attorney.

(a) Each party, at the request of the other party, shall execute and deliver such other instruments and do and perform such other acts and things as may be reasonably necessary to effect the consummation of this Agreement and the transactions contemplated hereby. In the event that, after the Closing, Buyer or Seller identifies any Acquired Asset that was not delivered to Buyer as of the Closing, Seller shall use its best efforts to promptly deliver such Acquired Asset to Buyer. After the Closing, if the parties agree that any asset, Technology, Intellectual Property Right, contract or other document or item should be additionally transferred or licensed to Buyer, then the parties shall cooperate to take actions to negotiate in good faith an appropriate transfer or license to fulfill the intent of this Agreement. After the Closing, each party will use its reasonable efforts to cooperate to execute such applications, specifications, oaths, assignments and other instruments, and take such other reasonable actions, which are necessary to apply for or perfect the other party’s interest (i) in the case of Seller, in Seller’s retained Intellectual Property Rights and (ii) in the case of Buyer, in the Acquired Assets and the XGS 90xx-Related Intellectual Property. After the Closing, Seller shall provide reasonable assistance to Buyer to facilitate Buyer obtaining requisite export licenses for the XGS 90xx Products.

(b) Effective at the Closing, Seller hereby constitutes and appoints Buyer the true and lawful attorney of Seller, with full power of substitution, in the name of Seller or Buyer, but on behalf of and for the benefit of Buyer and at Buyer’s cost and expense: (i) to demand and receive from time to time any and all the Acquired Assets and to make endorsements and give receipts and releases for and in respect of the same and any part thereof; (ii) to institute, prosecute and settle any and all actions or proceedings that Buyer may deem proper in order to collect, assert or enforce any claim, right or title of any kind in or to the Acquired Assets; (iii) to defend or settle any or all actions proceedings in respect of any of the Acquired Assets (other than actions or proceedings which Seller acknowledges and agrees in a written instrument signed by Seller and delivered to Buyer constitute Excluded Liabilities); and (iv) to do all such acts and things in relation to the matters set forth in the

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preceding clauses (i) through (iii) as Buyer shall deem necessary or desirable. Seller hereby acknowledges that the appointment hereby made and the powers hereby granted are coupled with an interest and are not and shall not be revocable by it in any manner or for any reason.

7.12 Confidential Information known to members of the XGS 90xx Development Team. The parties agree that Confidential Information of the Seller related to the Acquired Assets and known to the members of the XGS 90xx Development Team due to their prior employment by Seller is included in the Acquired Assets under this Agreement; accordingly, to the extent a member of the XGS 90xx Development Team would, as a result of an employment or other agreement between Seller and that member, be restricted from disclosing Confidential Information to Buyer or from using information on Buyer’s behalf or otherwise in connection with the member’s employment by Buyer, Seller agrees to, and hereby does waive, in favor of Buyer, any right that it may have to enforce such restrictions and consents to Buyer’s use and disclosure of such information for its own benefit and on its own behalf without restriction. The parties further agree that Confidential Information of Seller related to the Licensed Technology or Licensed Intellectual Property and known to the members of the XGS 90xx Development Team due to their prior employment by Seller is included in the Licensed Technology or Licensed Intellectual Property, respectively, under this Agreement; accordingly, to the extent a member of the XGS 90xx Development Team would, as a result of an employment or other agreement between Seller and that member, be restricted from disclosing Confidential Information to Buyer or from using information on Buyer’s behalf or otherwise in connection with the member’s employment by Buyer, Seller agrees to, and hereby does waive, in favor of Buyer, any right that it may have to enforce such restrictions and consents to Buyer’s use and disclosure of such information for its own benefit and on its own behalf, consistent with the terms and conditions of the license grants set forth in Sections 6.1 and 6.3.

7.13 Knowledge of Buyer. Any due diligence review, audit or other investigation or inquiry undertaken or performed by or on behalf of Buyer shall not limit, qualify, modify or amend the representations, warranties or covenants of, or indemnities by, Seller made or undertaken pursuant to this Agreement, irrespective of the knowledge and information received (or which should have been received) therefrom by Buyer.

7.14 XGS 90xx Product Technical Support. For a period ending eighteen (18) months from the Closing Date, Seller shall use reasonable commercial efforts to provide Buyer with such additional technical support relating to the XGS 90xx Products and associated Software (including any Licensed Technology) as Buyer may reasonably request, including consultation with the Seller’s product development personnel. For the first twelve months following the Closing, Seller shall provide such technical support at no additional cost to Buyer, but Seller shall not be obligated to provide, in any calendar month, more than 17 hours per Seller engineer for up to five (5) engineers from a pool of qualified engineers listed in Schedule 7.14 (or such other suitable engineers as may be available) for an aggregate of not more than 85 hours per calendar month. For the thirteenth through the eighteenth months following the Closing, Seller shall provide such technical support for a fee

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equal to the lesser of $250 per hour or $2,000 per day, provided that Seller shall not be obligated to provide, in any such calendar month, more than 60 man-hours of support using up to five (5) engineers from a pool of qualified engineers listed in Schedule 7.14 (or such other suitable engineers as may be available). Seller shall provide such support in accordance with the additional terms set forth on Annex A hereto. Seller shall also provide, at no additional cost to Buyer, (i) marketing-related training at Seller’s worksite prior to Buyer’s shipping of any XGS 90xx Product or derivative work thereof, which training would be limited to a maximum of one week of an XGS product manager’s time, and (ii) copies of all reasonably available, previously prepared XGS 90xx Product marketing material.

7.15	XGS 90xx Product Inventory.

(a) Seller shall maintain the XGS 90xx Product Inventory for a period of at least six (6) months following the Closing. Buyer may, in its sole discretion, elect to purchase some or all of the XGS 90xx Product Inventory from Seller at any time during such six month period. In the event that Buyer elects to purchase any of the XGS 90xx Product Inventory, Buyer shall issue a purchase order for such items of XGS 90xx Product Inventory and such items of XGS 90xx Product Inventory shall constitute Acquired Assets; and Seller shall invoice Buyer for each item of XGS 90xx Product Inventory identified in such purchase order in an amount equal to the lesser of (x) fifty percent (50%) of Seller’s standard cost of such item of XGS 90xx Product Inventory or (y) the then-current market price for such item of XGS 90xx Product Inventory. Buyer shall pay such invoice within 45 days of receipt thereof, provided, however, that in the event that Buyer disagrees with Seller’s determination of the price for any item of XGS 90xx Product Inventory, the parties shall use good faith efforts to resolve such disagreement within ten (10) days of Buyer’s receipt of the invoice therefore. In the event that the parties are unable, after such ten (10) day period, to resolve any such disagreement, the relevant item of XGS 90xx Product Inventory shall be promptly returned to Seller, and Seller shall issue a new invoice for the remaining XGS 90xx Product Inventory. Any amounts paid by Buyer for or in respect of such XGS 90xx Product Inventory hereunder shall be considered additional Purchase Price for all purposes of this Agreement. Notwithstanding the foregoing, Buyer shall be entitled to purchase from Seller up to $173,000 of Product Inventory (valued using the methodology specified in this Section 7.15) for no additional charge.

(b) In the event that any item of XGS 90xx Product Inventory contains any defect in materials or workmanship or does not conform with its specifications, Buyer shall be entitled to return such item to Seller within thirty (30) days of receipt and receive a refund of the applicable purchase price for such item. In such defective item of XGS 90xx Product Inventory was produced by a third party, Buyer may alternately request that Seller assist Buyer in obtaining a replacement of such item, and Seller shall use commercially reasonable efforts to exercise any warranty rights it may have to obtain a replacement for the defective item on Buyer’s behalf.

(c) At Seller’s request, Buyer shall issue Seller a resale certificate for any items of XGS 90xx Product Inventory purchased by Buyer for resale as incorporated into Buyer’s products.

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7.16 Compliance with Bulk Sales Law. If Buyer so requests, prior to the Closing, Seller will comply with the Bulk Sales Law of the State of California.

ARTICLE 8

SURVIVAL AND INDEMNIFICATION

8.1 Survival of Representations and Warranties. The representations and warranties of Seller contained in this Agreement, or in any certificate or other instrument delivered pursuant to this Agreement, shall terminate on the second anniversary of the Closing Date; provided, however that the representations and warranties of Seller contained in Section 4.2 shall survive indefinitely, and the representations and warranties contained in Sections 4.5 and 4.7 shall survive until the expiration of the applicable statute of limitations. The representations and warranties of Buyer contained in this Agreement, or in any certificate or other instrument delivered pursuant to this Agreement, shall terminate at the Closing.

8.2 Indemnification by Seller.

(a) General Indemnity. Seller agrees to indemnify and hold the Buyer Indemnified Parties harmless against all Losses that arise out of or relate to: (i) any breach of a representation or warranty of Seller contained in this Agreement (including the Disclosure Schedule) or in any certificate, instrument, or other document delivered pursuant to this Agreement, (ii) any failure by Seller to perform or comply with any covenant or other agreement applicable to it contained in this Agreement or in any certificate or other instrument delivered pursuant to this Agreement, (iii) any claim in respect of any Acquired Asset made by any predecessor entity to the Seller or any current or former creditor thereto or stockholder thereof; (iv) any Excluded Liabilities, or (v) Seller’s failure to deliver or cause to be delivered to Buyer any of the Acquired Assets. For the purpose of determining the amount of any Loss for which any of the Buyer Indemnified Parties may be entitled to indemnification by Seller pursuant to this Section 8.2(a) (but not for the purpose of determining whether there has been a breach of the applicable representation or warranty), any representation or warranty of Seller contained in this Agreement or in any certificate, instrument, or other document delivered pursuant to this Agreement that is qualified by a term or terms such as “material,” or “materially,” shall be deemed made or given without such qualification. There shall be no right of contribution from the Buyer with respect to any Loss claimed by an Indemnified Party.

(b) Intellectual Property Indemnity. Seller agrees to indemnify and hold the Buyer Indemnified Parties harmless against all Losses that arise out of or relate to any claim that any Acquired Assets, Licensed Technology or any combination thereof with any XGS 90xx Product, other Buyer product, or any product provided as part of Seller’s support services under Section 7.14 constitutes an unauthorized use or infringement of any third party’s Intellectual Property Rights.

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8.3 Indemnification by Buyer. Buyer agrees to indemnify and hold the Seller Indemnified Parties harmless against all Losses that arise out of or relate to any breach by Buyer of the license restrictions set forth in Section 6.2(b), including Losses that arise out of or relate to any claim that Buyer’s use or sublicense of any Excluded Feature in contravention of Section 6.2(b) constitutes or causes an unauthorized use or infringement of any third party’s Intellectual Property Rights.

8.4 Limitations on Indemnification.

(a) Limitations on Seller’s Obligations. Following the Closing, the maximum liability of Seller under this Agreement as a result of any breach or inaccuracy of a representation, warranty or covenant of Seller contained in this Agreement or a breach or inaccuracy of a representation, warranty or covenant in any certificate, instrument, or other document delivered pursuant to this Agreement shall not exceed fifteen percent (15%) of Purchase Price, except in the case of (i) intentional, knowing or willful breach of this Agreement, fraud, or similar circumstances, (ii) Losses incurred as a result of Excluded Liabilities, (iii) Seller’s indemnification obligations under Section 8.2(b) or (iv) Losses relating to any breach of the representations or warranties contained in Section 4.5. Notwithstanding anything in Section 8.2(a) to the contrary, no Buyer Indemnified Party shall be entitled to be indemnified for any Loss described in Section 8.2(a)(i) or (ii) unless and until the Buyer Indemnified Parties, or any of them, have notified Seller pursuant to Section 8.5 and/or 8.6 of Losses reasonably incurred, accrued or sustained in excess of $75,000 in the aggregate (the “Basket Amount”), in which case, the Buyer Indemnified Parties shall be entitled to recover all Losses so identified. Notwithstanding the foregoing, the Buyer Indemnified Parties shall be entitled to recover for, and the Basket Amount shall not apply as a threshold to, any and all claims or payments made with respect to (w) all Losses reasonably incurred pursuant to any matter referenced in any clause of Section 8.2(a) other than clause (i) or (ii), (x) Losses incurrent pursuant to any breach of the representations or warranties contained in Section 4.5 or any matter referenced in Section 8.2(b), (y) intentional, knowing or willful breach of this Agreement, fraud, or similar circumstances, or (z) Losses incurred as a result of Excluded Liabilities. For the avoidance of doubt, there shall be no limitation on the amount of Seller’s liability for Excluded Liabilities, for intentional, knowing or willful breach of this Agreement, fraud, or similar circumstances, for any breach of the representations or warranties contained in Section 4.5, or for Seller’s indemnification obligations under Section 8.2(b).

(b) Limitations on Buyer’s Obligations. Following the Closing, the maximum liability of Buyer under Section 8.3 shall not exceed fifteen percent (15%) of Purchase Price, except in the case of (i) intentional, knowing or willful breach of this Agreement, fraud, or similar circumstances or (ii) Losses incurred as a result of third party claims that Buyer’s use of any Excluded Feature in contravention of Section 6.2(b) constitutes or causes an unauthorized use or infringement of any third party’s Intellectual Property Rights.

8.5 Indemnification Procedure. Whenever any Claim shall arise for indemnification under this Article 8, the party seeking indemnification (the “Indemnified Party”) shall promptly deliver to the party from whom indemnification is sought (the “Indemnifying Party”) a written notice (a

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“Claim Notice”) which contains (i) a description of the amount (the “Claimed Amount”) of any Losses reasonably incurred by the Indemnified Party, (ii) a statement that the Indemnified Party is entitled to indemnification for such Losses and a reasonable explanation of the basis therefor, and (iii) a demand for payment in the amount of such Losses. Within 30 days after delivery of a Claim Notice, the Indemnifying Party shall deliver to the Indemnified Party a written response (the “Response”) in which the Indemnifying Party shall: (A) agree that the Indemnified Party is entitled to receive the Claimed Amount, in which case the Response shall be accompanied by a payment by the Indemnifying Party to the Indemnified Party of the Claimed Amount by check or wire transfer (subject to the limitations set forth in Section 8.4), or (B) contest that the Indemnified Party is entitled to receive the Claimed Amount. If the Indemnifying Party in such Response contests the payment of the Claimed Amount, the Indemnifying Party and the Indemnified Party shall use good faith efforts to resolve such dispute. If such dispute is not resolved within 30 days following the delivery by the Indemnifying Party of such Response, the Indemnifying Party and the Indemnified Party shall each have the right to submit such dispute to a court of competent jurisdiction in the State of California.

8.6 Third Party Claims.

(a) In the event an Indemnified Party has received notice of or becomes aware of a third-party claim or the commencement of any action or proceeding by a third party against such Indemnified Party that such Indemnified Party reasonably believes may result in a demand for indemnification pursuant to Section 8.2 or Section 8.3 (as appropriate), such Indemnified Party shall provide the Indemnifying Party with written notice of such claim or the commencement of such action or proceeding. The notice shall describe the claim, the amount thereof, if known and quantifiable, and the basis therefor. Delay or failure to so notify the Indemnifying Party shall only relieve the Indemnifying Party of its obligations under this Article 8 to the extent, if at all, that it is prejudiced by reason of such delay or failure. The Indemnifying Party, at its sole cost and expense may, upon written notice to the Indemnified Party, assume the defense of any such claim or legal proceeding if it acknowledges to the Indemnified Party in writing its obligations to indemnify the Indemnified Party with respect to all elements of such claim. In such event, the Indemnified Party shall be entitled to participate in (but not control) the defense of any such action with its counsel and at its own expense; provided that if the Indemnifying Party assumes control of such defense and the Indemnified Party reasonably concludes that the Indemnifying Party and the Indemnified Party have conflicting interests with respect to such claim, action or proceeding, the reasonable fees and expenses of counsel to the Indemnified Party shall be considered Losses for purposes of this Agreement; provided, however, that in no event shall the Indemnifying Party be responsible for the fees and expenses of more than one counsel per jurisdiction for all Indemnified Parties. The Indemnifying Party will not enter into any compromise or settlement that would have the effect of creating any substantial liability or obligation (whether legal or equitable) on the part of the Indemnified Party without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed, and any compromise or settlement shall include a full and complete release of any and all claims such third party claimant may have against the Indemnified Party. Prior to any assumption of control of the defense of any such claim, action or proceeding by

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the Indemnifying Party, the Indemnified Party may take such action, if any, in respect of a third party claim as may be reasonably necessary to avoid a loss of its rights with respect to such claim, action or proceeding. If the Indemnifying Party does not assume the defense of any such claim, action or proceeding within thirty (30) days of the date such Claim Notice is deemed given pursuant to Section 10.1, (a) the Indemnified Party may defend against such claim, action or proceeding in such manner as it may deem appropriate (provided that the fees and expenses of counsel to the Indemnified Party shall only be considered Losses for purposes of this Agreement to the extent reasonably incurred), and (b) the Indemnifying Party shall be entitled to participate in (but not control) the defense of such action, with its counsel and at its own expense; provided that the Indemnified Party shall not settle such claim, action or proceeding without first giving the Indemnifying Party a reasonable opportunity to consent to such settlement (so long as the Indemnifying Party acknowledges in writing its obligations to indemnify the Indemnified Party with respect to all elements of such claim), such consent not to be unreasonably withheld or delayed, and in the event that the Indemnifying Party does not so acknowledge its obligation to provide such indemnification hereunder, the Indemnified Party may proceed to settle such claim, action or proceeding on such terms as the Indemnified Party may deem appropriate. The party controlling the defense of any claim, action or proceeding hereunder shall keep the other party reasonably advised of the status of such claim, action or proceeding and the defense thereof and shall consider recommendations made by the other party with respect thereto.

(b) Expenses of Defense. If there is a third-party claim that, if adversely determined would give rise to a right of recovery for Losses hereunder, then any amounts reasonably incurred or accrued by an Indemnified Party in defense of such third-party claim, regardless of the outcome of such claim, shall be deemed Losses hereunder.

(c) Remedies for Infringing Product or Technology. In addition to other indemnity remedies hereunder, if the use of any Acquired Asset or Licensed Technology is enjoined (the “Infringing Item”), Seller will, at its sole expense and option:

(i) procure for Buyer and its customers the right to continue using or combining the Infringing Item;

(ii) replace the Infringing Item with a non-infringing item of equivalent function and performance; or

(iii) modify the Infringing Item to be non-infringing, without materially detracting from function or performance.

8.7 Payment of Claims. All claims for Losses payable by an Indemnifying Party hereunder shall be paid promptly by the Indemnifying Party to the respective Indemnified Party by certified or cashier’s check or by wire transfer of immediately available funds. In the event that Seller’s cash and cash equivalents fall below $25,000,000 at any time prior to the second anniversary of the

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Closing Date, Seller shall obtain a letter of credit from Bank of America (or, if such a letter of credit is unavailable from Bank of America, from another banking institution reasonably acceptable to Buyer) in favor of Buyer to secure Seller’s indemnification obligations under this Agreement, such letter of credit to be in an amount equal to $2,500,000.

8.8 Treatment of Indemnification Payments. All indemnification payments under this Agreement shall be treated by the parties as an adjustment to the Purchase Price.

ARTICLE 9

TERMINATION, AMENDMENT AND WAIVER

9.1 Termination. Except as provided in Section 9.2, this Agreement may be terminated:

(a) By the mutual written agreement of the parties;

(b) By Buyer, if it is not in material breach of its obligations under this Agreement and there has been a breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of Seller and Seller is not using its commercially reasonable efforts to cure such breach, or has not cured such breach within 15 days, after notice of such breach has been give by Buyer to Seller in accordance with Section 10.1; or

(c) By Seller, if it is not in material breach of its obligations under this Agreement and there has been a breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of Buyer and Buyer is not using its commercially reasonable efforts to cure such breach, or has not cured such breach within 15 days, after notice of such breach has been give by Seller to Buyer in accordance with Section 10.1.

9.2 Procedure for and Effect of Termination.

(a) In the event of the termination of this Agreement by any of the parties in accordance with Section 9.1, written notice to the non-terminating party shall be given by the terminating party in accordance with Section 10.1.

(b) In the event of the termination of this Agreement as provided in Section 9.1, this Agreement shall forthwith be of no further force or effect, provided that the provisions of Article 6, Article 7, Article 8, Article 10, this Section 9.2 and the applicable definitions in Article 1 shall remain in full force and effect and survive any termination of this Agreement.

9.3 Amendment. This Agreement may be amended by the parties only by the execution and delivery of an instrument in writing signed on behalf of both parties.

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ARTICLE 10

MISCELLANEOUS

10.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by pre-paid overnight or same-day commercial messenger or courier service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with acknowledgment of complete transmission) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a) if to Buyer, to:

Hewlett-Packard Company

3000 Hanover Street

Palo Alto, CA 94304

Attention: General Counsel

Fax: (650) 857-2012

with a copy to (which shall not constitute notice):

Hewlett-Packard Company

8000 Foothills Blvd.

Roseville, CA 95747

Attention: Vice President and General Manager, ProCurve Division

(b) if to Seller, to:

Riverstone Networks, Inc.

5200 Great America Parkway

Santa Clara, CA 95054

Attention: General Counsel

Fax: (408) 878-6396

with a copy to (which shall not constitute notice):

Riverstone Networks, Inc.

5200 Great America Parkway

Santa Clara, CA 95054

Attention: Chief Financial Officer

Fax: (408) 878-6403

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All such notices, requests and other communications will (a) if delivered personally to the address as provided in this Section 10.1, be deemed given upon delivery, (b) if delivered by facsimile transmission to the facsimile number as provided for in this Section 10.1, be deemed given upon facsimile confirmation, and (c) if delivered by messenger or courier to the address as provided in this Section 10.1, be deemed given on the earlier of the first business day following the date sent by such messenger or courier upon receipt (in each case regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice is to be delivered pursuant to this Section 10.1). Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other parties hereto.

10.2 Entire Agreement. This Agreement, the Exhibits and Schedules hereto and the documents and instruments and other agreements among the parties referenced herein or therein constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof.

10.3 No Third Party Beneficiaries. This Agreement is solely for the benefit of (a) Buyer and its successors and permitted assigns with respect to the obligations of Seller under this Agreement and (b) Seller and its successors and permitted assigns with respect to the obligations of Buyer under this Agreement. This Agreement shall not be deemed to confer upon or give to any other third party any remedy, claim, right to reimbursement, cause of action or other right, unless expressly provided for in this Agreement.

10.4 Headings. The headings and table of contents used in this Agreement have been inserted for convenience of reference only and do not define, limit, describe, explain, modify, amplify or add to the interpretation, construction or meaning of any provision of, or scope or intent of, this Agreement nor in any way effect this Agreement.

10.5 Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

10.6 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

10.7 Consent to Jurisdiction. Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any California state court, or Federal court of the United States of America, sitting in Santa Clara County, California, and any appellate court from any thereof, in any action or proceeding arising out of or

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relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (i) agrees that any claim in respect of any such action or proceeding may be heard and determined in such California state court or, to the extent permitted by law, in such Federal court, (ii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in any such California state or Federal court, and (iii) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such California state or Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices herein. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

10.8 Waiver of Jury Trial. EACH OF BUYER AND SELLER HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF BUYER OR SELLER IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF, INCLUDING THE REPUDIATION OF THIS AGREEMENT.

10.9 Assignment. No party may assign or delegate either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other party, which shall not be unreasonably withheld. Subject to the immediately preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Seller shall ensure that any third party purchasing the shares or assets of Seller shall continue to be bound by the obligations hereunder or Seller shall retain sufficient resources to ensure that it is able to continue to provide the benefits hereunder. Notwithstanding the foregoing, (i) Buyer may assign its rights and delegate its obligations under this Agreement to a successor to Buyer’s ProCurve Division in connection with a sale or other disposition by Buyer of substantially all of the business and assets of the ProCurve Division, provided that such successor agrees in writing to be bound by the terms of this Agreement, and (ii) Seller may assign its rights and delegate its obligations under this Agreement to a successor to Seller in connection with a Change of Control of Seller (as defined in Section 6.7), provided that such successor agrees in writing to be bound by the terms of this Agreement.

10.10 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party, it being understood that all Parties need not sign the same counterpart.

10.11 Fees and Expenses. Subject to Section 8.4 all fees, costs and expenses incurred by a party in connection with this Agreement and the transactions contemplated hereby shall be paid by

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the party incurring such fees, costs and expenses, including fees, costs and expenses of any broker, finder, attorney or other similar agent.

10.12 Specific Performance. The parties agree that irreparable damage may occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

10.13 Exhibits and Schedules. The Exhibits and Schedules to this Agreement, including the Disclosure Schedule, form an integral part of this Agreement and are hereby incorporated by reference into this Agreement wherever reference is made to them to the same extent as if they were set out in full.

10.14 Other Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

HEWLETT-PACKARD COMPANY

By:	/s/ JOHN McHUGH
Name:	JOHN MCHUGH
Title:	Vice President and General Manager

RIVERSTONE NETWORKS, INC.

By:	/s/ JUAN OSCAR RODRIGUEZ
Name:	JUAN OSCAR RODRIGUEZ
Title:	President & CEO

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EXHIBITS

Exhibit A	Disclosure Schedule
Exhibit B	Form of General Assignment and Bill of Sale

SCHEDULES
Schedule 1.1(p)	Core Team
Schedule 1.1(gg)	Licensed Technology
Schedule 1.1(zz)	Transferred Technology
Schedule 7.14	Product Support Engineers